Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-107880
September 7, 2006
Canada Mortgage and Housing Corporation (“CMHC”)

Issuer:	Canada Mortgage and Housing Corporation
Title:	5.00% United States Dollar Bonds due September 1, 2011
Ratings:	Aaa/AAA
Format:	SEC Registered
Size:	U.S.$750,000,000
Trade Date:	September 7, 2006
Settlement Date:	September 14, 2006
Maturity:	September 1, 2011
Callable:	No, except for Canadian tax reasons
Interest Payment Dates:	March 1 and September 1
First Payment Date:	March 1, 2007
Pricing Benchmark:	4 5/8 UST due 8/31/2011
UST Spot (PX/Yield):	99-15+/4.742%
Spread to Benchmark:	27 bps
Yield to Maturity:	5.012%
Coupon:	5.00%
Price:	99.95%
Day Count:	30/360
Minimum Denomination:	U.S.$5,000 and increments of U.S.$5,000 in excess thereof
Listing:	Luxembourg Euro MTF
Status:	The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.
Bookrunners:	CIBC World Markets Corp./Merrill Lynch & Co./ TD Securities (USA) LLC
Senior Co-managers:	Deutsche Bank and RBC Capital Markets.
Co-managers:	BMO Capital Markets, BNP Paribas, Casgrain, Credit Suisse, HSBC, JP Morgan, National Bank Financial and Scotia Capital.
Billing and Delivering:	Merrill Lynch & Co.
Cusip # ISIN #	135143 AZ8/US135143 AZ84
Reference Document:	Prospectus Supplement subject to completion, dated September 6, 2006; Prospectus dated August 14, 2003; http://www.sec.gov/Archives/edgar/data/912239/000120621206000207/m32332ore424b2.htm
Legend:	This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.